UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 28, 2011

Date of Report (Date of earliest event reported)

Actuate Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24607	94-3193197
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2207 Bridgepointe Parkway

Suite 500

San Mateo, California 94404

(Address of principal executive offices)(Zip Code)

(650) 645-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 28, 2011, Actuate Corporation (the “Corporation”) entered into lease agreements with CA—San Mateo BayCenter Limited Partnership (an affiliate of Equity Office) (the “Leases”) for approximately 58,069 square feet of office space (the “Leased Premises”) in the San Mateo BayCenter campus in San Mateo, California (the “Campus”). The Corporation will vacate its current corporate headquarters located at 2207 Bridgepointe Parkway, San Mateo, California and use the Leased Premises as its corporate headquarters.

The Leases have a term (“Term”) subject to certain conditions that starts on the earlier of: (i) the first date the Corporation conducts business in the Leased Premises, or (ii) the date the Leased Premises is ready for occupancy, which is anticipated to be June 1, 2012 (the “Commencement Date”). The Term ends the last day of the 120th full calendar month commencing on or after the Commencement Date.

The Leases provide the Corporation with a rent holiday during the Term through July 31, 2012. During the rent holiday, the Corporation will be required to pay its proportionate share of operating expenses and taxes associated with the Campus.

Base rent for the Leased Premises will be Three dollars and Thirty-Five cents ($3.35) per square foot per month, net of costs and property taxes associated with the operation and maintenance of the Leased Premises. Base rent will increase by three percent (3%) on each successive anniversary of the Commencement Date.

The above description of the Leases does not purport to be complete and is qualified in its entirety by reference to the Leases, which are filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this Report on Form 8-K.

10.1	Lease Agreements dated November 28, 2011, by and between Actuate Corporation and CA—San Mateo BayCenter Limited Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Actuate Corporation

Date:	November 29, 2011	By:	/s/ DANIEL A. GAUDREAU
		Name:	Daniel A. Gaudreau
		Title:	SVP Operations and CFO

INDEX TO EXHIBITS

Exhibit No.

10.1	Lease Agreements dated November 28, 2011, by and between Actuate Corporation and CA—San Mateo BayCenter Limited Partnership.